UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 20, 2025

QHSLab, Inc.

(Exact Name of Registrant as Specified in its Charter)

0-19041

(Commission File No.)

Nevada	30-1104301
(State of Incorporation)	(I.R.S. Employer Identification No.)

901 Northpoint Parkway Suite 302 West Palm Beach FL 33407	33407
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (929) 379-6503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	USAQ	N/A

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On February 20, 2025, QHSLab, Inc. (the “Company”) received a Notice of Default from Mercer Street Global Opportunity Fund, LLC (the “Lender”) in connection with the following outstanding convertible promissory notes:

●	Original Issue Discount Secured Promissory Note dated August 10, 2021 (the “August 2021 Note”)
●	Original Issue Discount Secured Promissory Note dated July 22, 2022 (the “July 2022 Note”)

(collectively, the “Notes”).

Under the terms of the Notes, a failure to pay the principal and interest when due constitutes an Event of Default under Section 7(a)(i) of the Notes. The Notes matured on August 10, 2022, and July 22, 2023, respectively, and remain unpaid.

The Company had previously advised that it was in default in its obligations under the Notes. Pursuant to the acceleration provisions of Section 7(b) of the Notes, the Lender has declared all outstanding principal and accrued interest immediately due and payable. As of the date of the default notice, according to the Lender, based upon an interest rate of 18% from the initial days of the defaults, the principal and accrued interest owed by the Company is $1,400,853.77, absent an additional 20% in default principal Lender claims it may demand. The Company believes this number is incorrect and will seek to resolve the discrepancy with the Lender.

The Lender has demanded full payment and stated that if payment is made by February 27, 2025, it will cancel the warrants it holds.

The Company does not anticipate that it will satisfy the Notes by February 27th and is in discussions with the Lender regarding other potential resolution options. There is no assurance that an agreement will be reached or that the Lender will not seek additional remedies under applicable agreements and law, including such remedies as are available as a result of its lien on the Company’s assets.

The Company is evaluating its financial and strategic alternatives in light of this demand.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 25, 2025

QHSLab, Inc.

/s/ Troy Grogan
Name:	Troy Grogan
Title:	CEO and Chairman